UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2021

AMERICAN NATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39369	30-1221711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Moody Plaza

Galveston, Texas 77550-7999

(Address of Principal Executive Offices) (Zip Code)

(409) 763-4661

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	ANAT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Operating Officer. On April 22, 2021, the Board of Directors (the “Board”) of American National Group, Inc. (the “Company”) appointed Timothy A. Walsh as Executive Vice President and Chief Operating Officer. Prior to such promotion, Mr. Walsh, age 59, had served as the Company’s Executive Vice President, CFO, Treasurer, ML and P&C Operations, since August 2017. Mr. Walsh’s other positions with the Company and its affiliates have included Executive Vice President, Multiple Line and Property and Casualty Operations (March 2017 - August 2017); Senior Vice President, Chief Operating Officer, Multiple Line (April 2015 - March 2017); President and Chief Executive Officer of American National Property and Casualty Company (since December 2016); and President and Chief Executive Officer of Farm Family Casualty Insurance Company and United Farm Family Insurance Company (since January 2003).

Appointment of Chief Financial Officer. In light of Mr. Walsh’s promotion to Chief Operating Officer, on April 22, 2021, the Board appointed Brody J. Merrill to serve as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Merrill, age 48, joined the Company in November 2020 as Senior Vice President, Deputy Chief Financial Officer. Prior to joining the Company, Mr. Merrill served as Vice President of Corporate Finance of USAA (February 2016 - October 2020) and Senior Financial Officer of USAA’s Investment Management Company (April 2012 - February 2016).

Adjustments to Compensation. In connection with Mr. Walsh’s promotion, his annual base salary was increased from approximately $575,000 to $650,000, and his target annual incentive opportunity was increased from 70% of base salary to 75% of base salary. In addition, Mr. Walsh’s target long-term incentive opportunity increased from 65% of base salary to 70% of base salary.

Following Mr. Merrill’s promotion, his annual base salary was increased from $340,000 to $350,000. His target annual incentive opportunity remains at 50% of base salary, and his target long-term incentive opportunity remains at approximately 14% of base salary. In connection with the Company’s hiring of Mr. Merrill in November 2020, the Company agreed to make certain payments to him as a signing bonus and in recognition that his initial long-term incentive grant would not vest and be payable until the end of the three-year period ending December 31, 2023. The remaining payments due to Mr. Merrill under such arrangements total $175,000 and are payable in 2022 and 2023.

There are no arrangements or understandings pursuant to which either Mr. Walsh or Mr. Merrill was appointed to his new positions. Neither Mr. Walsh nor Mr. Merrill has any related party transactions reportable under Item 404(a) of Regulation S-K or any family relationships with any of the Company’s directors or officers.

Adoption of Executive Severance Plan. In connection with Mr. Walsh’s and Mr. Merrill’s promotions, the Compensation Committee reviewed the Company’s executive severance practices. As a result of that review, on April 20, 2021, the Compensation Committee recommended that the Board adopt the American National Group, Inc. Executive Severance Plan (the “Severance Plan”). On April 21, 2021, the Board adopted the Severance Plan.

The Severance Plan provides severance benefits to certain officers of the Company and its subsidiaries who are selected by the Compensation Committee and have entered into a Participation Agreement with the Company (each, a “Participant”), and whose employment is terminated in a “Qualifying Termination,” meaning a termination without “Cause” or resignation with “Good Reason,” in each case as defined in the Severance Plan. On April 20, 2021, subject to the adoption of the Severance Plan by the Board, the Compensation Committee designated Mr. Walsh and Mr. Merrill, as well as James E. Pozzi, President and Chief Executive Officer of the Company, to be Participants under the Severance Plan.

Participation Agreements. In order for a designated individual to be entitled to benefits as a Participant under the Severance Plan, the designated individual must enter into the Participation Agreement presented to them by the Company. Mr. Pozzi, Mr. Walsh and Mr. Merrill have each executed his Participation Agreement.

Pursuant to the Company’s form of Participation Agreement, each Participant must agree not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee or agent of the Company for a period of 12 months following his or her termination date. Furthermore, during the 6-month period following the Participant’s date of termination, such Participant must agree not to directly or indirectly solicit or contact the Company’s current, former or prospective customers, agents, and distributors for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. This restriction applies to current or prospective customers, agents, or distributors (i) with whom the Participant had contact as a Company employee or (ii) about whom the Participant has trade secret or confidential information or information that is not publicly available.

Each Participant must also agree (i) not to disclose or misuse the Company’s confidential information and (ii) not to disparage the Company or any of its current or former employees, officers, directors or any existing or prospective customers, agents, distributors or investors. These confidentiality and non-disparagement provisions are not subject to a time limit.

Severance Benefits for Qualifying Termination. If a Participant’s employment terminates in a Qualifying Termination, he or she will receive the following severance benefits:

•

an amount equal to that Participant’s “severance multiple” multiplied by the sum of the Participant’s annual base salary and annual bonus, payable as a lump sum within 15 days after the Participant’s date of termination (but in any event no later than March 15th following the year of such completed fiscal year); and

•

if the Participant timely elects COBRA continuation coverage, reimbursement from the Company for the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through a specified period following the date of termination, as set out in the Participant’s Participation Agreement (or, if earlier, the date the Participant becomes eligible for health insurance coverage under another employer’s plan).

Under the terms of Mr. Walsh’s Participation Agreement, as approved by the Compensation Committee, Mr. Walsh’s severance multiple is (i) 2.0 for any Qualifying Termination within 18 months following a change of control (as defined in the Severance Plan) and (ii) 1.0 for any other Qualifying Termination. Following a Qualifying Termination, Mr. Walsh would be eligible for COBRA reimbursement benefits for up to 18 months.

Under the terms of Mr. Merrill’s Participation Agreement, as approved by the Compensation Committee, Mr. Merrill’s severance multiple is (i) 1.5 for any Qualifying Termination within 18 months following a change of control and (ii) 1.0 for any other Qualifying Termination. Following a Qualifying Termination, Mr. Merrill would be eligible for COBRA reimbursement benefits for up to 12 months.

Under the terms of Mr. Pozzi’s Participation Agreement, as approved by the Compensation Committee, Mr. Pozzi’s Qualifying Termination must occur prior to May 31, 2022 in order for Mr. Pozzi to be eligible to receive severance benefits. Mr. Pozzi’s severance multiple is 0.5 for any Qualifying Termination prior to that time, regardless of whether a change of control has occurred. In addition, with respect to any Qualifying Termination that occurs prior to that date, Mr. Pozzi would be eligible for COBRA reimbursement benefits for up to six months. In structuring the terms of Mr. Pozzi’s Participation Agreement, the Compensation Committee took into account that, in May 2013 the Company had granted Mr. Pozzi 10,000 restricted shares of the Company’s common stock. Those restricted shares are scheduled to vest, on a cliff-vesting basis, in May 2023.

If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Severance Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid those excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.

Amendment, Modification and Termination of the Severance Plan. The Compensation Committee may amend, modify or terminate the Severance Plan at any time. However, no amendment, modification or termination may materially impair the rights of a Participant whose Qualifying Termination has already occurred. Furthermore, no amendment, modification or termination may adversely affect a Participant without that Participant’s written consent if the amendment, modification or termination is adopted both (i) at a time during which the Company is taking material steps that could reasonably be expected to lead to a corporate transaction that would constitute a change of control and (ii) after the date that is six months prior to the date the Company enters into a change of control agreement pursuant to which the change of control is ultimately completed. In addition, the Company may not amend, modify or terminate the Severance Plan in any way that adversely affects a Participant within 12 months after a change of control (or, if longer, the amendment protection period included in that Participant’s Participation Agreement) without that Participant’s consent. Each of Mr. Walsh’s and Mr. Merrill’s Participation Agreements includes a longer amendment protection period: 24 months after the Qualifying Termination for Mr. Walsh and 18 months for Mr. Merrill.

The foregoing descriptions of the Severance Plan and the Participation Agreement do not purport to be complete and are qualified in their entirety by reference to the Severance Plan and the form of Participation Agreement attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on April 22, 2021 (the “Annual Meeting”). Results of stockholder voting at the Annual Meeting are set forth below.

Proposal 1. The stockholders elected the individuals below as Directors of the Company, to serve until the next Annual Meeting of Stockholders, with the results of the vote as follows:

Director Name	For	Against	Abstain	Broker Non-Votes
William C. Ansell	24,633,951	147,664	6,604	813,111
Arthur O. Dummer	24,118,877	665,344	3,998	813,111
Irwin M. Herz, Jr.	24,028,963	753,262	5,994	813,111
E. Douglas McLeod	24,631,201	151,435	5,583	813,111
Frances A. Moody-Dahlberg	24,463,014	317,829	7,376	813,111
Ross R. Moody	23,975,994	803,058	9,167	813,111
James P. Payne	24,212,837	566,935	8,447	813,111
E. J. “Jere” Pederson	23,728,130	1,051,172	8,917	813,111
James E. Pozzi	24,582,505	197,009	8,705	813,111
James D. Yarbrough	22,590,975	1,927,479	269,765	813,111

Proposal 2. The stockholders approved, in a non-binding advisory vote, the compensation of the named executive officers disclosed in the “Executive Compensation” section of the Company’s proxy statement dated March 29, 2021 relating to the Annual Meeting. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
24,504,057	138,893	145,269	813,111

Proposal 3. The stockholders ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
25,578,473	15,713	7,144	0

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

99.1	American National Group, Inc. Executive Severance Plan (the “Severance Plan”)
99.2	Form of Participation Agreement under the Severance Plan
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY

By:	/s/ Timothy A. Walsh
Timothy A. Walsh, Executive Vice President and
Chief Operating Officer

Date: April 26, 2021